Exhibit 2.2

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT No. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Amendment”) is entered into as of the 8thth day of October, 2014 (the “Amendment Effective Date”), by and among Cavium, Inc., a Delaware corporation (“Parent”), Cavium Semiconductor Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”); Cavium Networks LLC, a Delaware limited liability corporation and wholly owned subsidiary of Parent (“Merger Sub II”, and together, with Merger Sub I, the “Merger Subs”); Xpliant, Inc., a Delaware corporation (the “Company”); the parties identified as “Designated Stockholders” on Exhibit A of the Merger Agreement (the “Designated Stockholders”) solely for Sections 1.5, 3 and 10 of the Merger Agreement and Guy Hutchison as Securityholders’ Agent solely for Section 10 of the Merger Agreement (the “Securityholders’ Agent”).  Terms used herein but not otherwise defined shall have the meanings as set forth in the Merger Agreement.

RECITALS

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 30, 2014;

WHEREAS, pursuant to Section 11.13 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

AGREEMENT

1.            Section 1.7 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“1.7        Treatment of Outstanding Convertible Promissory Notes and Convertible Security Agreement.

(a)           On or prior to the Closing, each holder of (a) an outstanding Convertible Promissory Note, as amended, issued pursuant to that certain Note Purchase Agreement, dated December 28, 2012, as amended, (each a “Promissory Note” and together the “Promissory Notes”), and (b) the Convertible Security, as amended, issued pursuant to that certain Convertible Security Purchase Agreement, dated December 17, 2013, as amended (the “Convertible Security Agreement”), shall receive a cash payment (to be paid by Parent on behalf of the Company) as set forth in Exhibit A in full satisfaction of the Promissory Notes and Convertible Security Agreement.

(b)           In addition, each Debt Holder (as defined below) may receive (in the sole discretion of Parent) a cash payment (to be paid by Parent on behalf of the Company) as set forth in Exhibit A; provided, however, that each of the following conditions is satisfied or waived by Company and Parent (i) the Agreement remains in effect as of the date of such payment; (ii) Debt Holder executes a Termination Agreement in a form mutually agreed upon by Parent and the Company; (iii) the original document representing such Promissory Note or Convertible Security, as applicable, is delivered to Company for cancellation or such holder notifies Company that such Promissory Note or Convertible Security, as applicable, has been lost, stolen or destroyed and executes an agreement satisfactory to Company to indemnify Company from any loss resulting therefrom, and (iv) such Debt Holder has executed such other documents, agreements and certificates and taken such other actions as may be deemed necessary or desirable by Company and Parent.

(c)           Each holder of a Promissory Note or the Convertible Security Agreement is referred as “Debt Holder” and all of them are collectively referred to as the “Debt Holders.”

(d)           The Company shall issue a promissory note to Parent in exchange for the cash amount to be paid by Parent to the Debt Holders pursuant to Section 1.7(a), which promissory note shall be due and payable one year from the date of issuance, or such later date that Parent and Company may mutually agree in a signed writing.

(e)           The Company shall issue a promissory note to Parent in exchange for the cash amount to be paid by Parent to the Debt Holders pursuant to Section 1.7(b), which promissory note shall be due and payable one year from the date of issuance, or such later date that Parent and Company may mutually agree in a signed writing.”

2.            Section 11.15 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“11.15    Parties in Interest.  Except for the provisions of Sections 1.5, 1.6, 6.16 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any). For the avoidance of doubt and without limiting the generality of the foregoing, none of the Debt Holders have any rights or remedies, in any manner whatsoever, pursuant to this Agreement and are not third party beneficiaries to this Agreement.”

3.            Exhibit A of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Exhibit A

DESIGNATED STOCKHOLDERS AND DEBT HOLDERS

Designated Stockholders:
Name	Cash	Value of Restricted Stock
[		]
Total	$1,089,000.00	$2,541,000.00

Debt Holders:
Name		Cash (Section 1.7(a))*		Cash (Section 1.7(b))

[	$		$	]
Total		$$15,871,408.30		$$14,900,000.00

*Note: This includes interest through October 8, 2014, the currently anticipated payment date.

4.            Terms of Agreement.  Except as expressly modified hereby, all terms, conditions and provisions of the Merger Agreement shall continue in full force and effect.

5.            Conflicting Terms.  In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6.            Governing Law.  This Amendment shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of laws).

7.            Entire Agreement; Counterparts.  This Amendment and the Agreement, and the exhibits hereto and thereto, constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof.  All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 1 to Agreement and Plan of Merger and Reorganization to be signed and effective as of the date first written above.

CAVIUM, INC.,
a Delaware corporation

By:	/s/ Syed Ali
Name: Syed Ali
Title: President and Chief Executive Officer

CAVIUM SEMICONDUCTOR CORPORATION, a Delaware corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

CAVIUM NETWORKS LLC, a Delaware limited liability corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

XPLIANT, INC., a Delaware corporation

By:	/s/ Guy Hutchison
Name: Guy Hutchison
Title: President and CEO, Xpliant

Designated Stockholders (solely for Sections 1.5, 3 and 10 of this Agreement):
/s/ Guy Hutchison
Guy Hutchison
/s/ Sachin Gandhi
Sachin Gandhi
/s/ Tsahi Daniel
Tsahi Daniel
/s/ Gerald Smith
Gerald Smith

Securityholders’ Agent (solely for Section 10 of this Agreement):
/s/ Guy Hutchison
Guy Hutchison